BARBARA K. CEGAVSKE
Secretary of State

KIMBERLEY PERONDI
Deputy Secretary for Commercial Recordings

STATE OF NEVADA

OFFICE OF THE SECRETARY OF STATE

Commercial Recordings & Notary Division
202 N. Carson Street
Carson City, NV 89701
Telephone (775) 684-5708
Fax (775) 684-7138

North Las Vegas City Hall
2250 Las Vegas Blvd North, Suite 400
North Las Vegas, NV 89030
Telephone (702) 486-2880
Fax (702) 486-2888

Murugan Venkat
3495 Lakeside Drive # 1087
Reno, NV 89509, USA

Work Order #: W2020081100016
August 11, 2020
Receipt Version: 1

Special Handling Instructions:

Submitter ID: 125504

Charges

Description	Filing Number	Filing Date/Time	Filing Status	Qty	Price	Amount
Certificate of Designation	20200843979	8/11/2020 1:55:08 AM	InternalReview	1	$175.00	$175.00
Total						$175.00

Payments

Type	Description	Payment Status	Amount
Credit Card	5971360960676780503062	Success	$175.00
Total			$175.00

Credit Balance: $0.00

Murugan Venkat
3495 Lakeside Drive # 1087
Reno, NV 89509, USA

BARBARA K. CEGAVSKE
Secretary of State

KIMBERLEY PERONDI
Deputy Secretary for Commercial Recordings

STATE OF NEVADA

OFFICE OF THE SECRETARY OF STATE

Commercial Recordings Division
202 N. Carson Street
Carson City, NV 89701
Telephone (775) 684-5708
Fax (775) 684-7138

North Las Vegas City Hall
2250 Las Vegas Blvd North, Suite 400
North Las Vegas, NV 89030
Telephone (702) 486-2880
Fax (702) 486-2888

Business Entity - Filing Acknowledgement

08/11/2020

Work Order Item Number:	W2020081100016 - 755075
Filing Number:	20200843979
Filing Type:	Certificate of Designation
Filing Date/Time:	08/11/2020 01:55:08 AM
Filing Page(s):	12

Indexed Entity Information:

Entity ID: E0224832013-8

Entity Name: CARNEGIE DEVELOPMENT, INC

Entity Status: Active

Expiration Date: None

Commercial Registered Agent
NORTHWEST REGISTERED AGENT, LLC.
401 RYLAND ST STE 200-A, Reno, NV 89502, USA

The attached document(s) were filed with the Nevada Secretary of State, Commercial Recording Division. The filing date and time have been affixed to each document, indicating the date and time of filing. A filing number is also affixed and can be used to reference this document in the future.

Respectfully,

Barbara K. Cegavske

BARBARA K. CEGAVSKE
Secretary of State

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov
www.nvsilverflume.gov

Filed in the Office of	Business Number E0224832013-8
Barbara K. Cegavske	Filing Number 20200843979
Secretary of State State Of Nevada	Filed On 08/11/2020 01:55:08 AM
	Number of Pages 12

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☑ Certificate of Designation

☐ Certificate of Amendment to Designation - Before Issuance of Class or Series

☐ Certificate of Amendment to Designation - After Issuance of Class or Series

☐ Certificate of Withdrawal of Certificate of Designation

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: **CARNEGIE DEVELOPMENT, INC** Entity or Nevada Business Identification Number (NVID): **NV20131274479**
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing: **Series I Cumulative Convertible Preferred Stock**
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing:
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. ☐ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6.Resolution: (Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.*
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X **Timothy Barton** Signature of Officer Date: **08/11/2020**

This form must be accompanied by appropriate fees.

Filed in the Office of	Business Number E0224832013-8
Barbara K. Cegavske	Filing Number 20200843979
Secretary of State State Of Nevada	Filed On 08/11/2020 01:55:08 AM
	Number of Pages 12

ATTACHMENT "A" TO CERTIFICATE OF DESIGNATION OF CARNEGIE DEVELOPMENT, INC.

Section 1. Designation and Amount. The shares of such series shall be designated as "Series I Cumulative Convertible Preferred Stock" (the **"Series I Preferred Stock"**), and each share of the Series I Preferred Stock shall have a par value of $0.001 per share and a preference on liquidation as specified in Section 6 below. The number of shares constituting the Series I Preferred Stock shall be such number as may be issued, not to exceed 100,000 shares. Such number of shares may be increased or decreased by the Board of Directors by filing an amendment to, or a restatement of, the certificate of designation as provided in the Nevada Revised Statutes (the **"NRS"**); provided, that no decrease shall reduce the number of shares of Series I Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants; provided, further, that no increase in the authorized amount of shares constituting the Series I Preferred Stock shall be made without the prior consent of the holders of a majority of the shares of Series I Preferred Stock outstanding voting separately and as a class.

Section 2. Dividends and Distributions.

(a) The holders of shares of Series I Preferred Stock shall be entitled to receive, when, as, and if declared by the Board of Directors and to the extent permitted under the NRS, out of funds legally available for the purpose and in preference to and with priority over dividends upon all "Junior Securities" (as defined in Section 6), quarterly cumulative dividends payable in arrears in cash on the fifteenth day following the end of each calendar quarter, unless such day is a Saturday, Sunday or holiday, in which case such dividends shall be payable on the next succeeding "Business Day" (each such date being referred to herein as a **"Quarterly Dividend Payment Date"**), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series I Preferred Stock, in an amount per share (rounded to the next highest cent) equal to 7% per annum of the "Liquidation Value" (as defined in Section 6) as determined immediately prior to the beginning of such calendar quarter assuming each year consists of 360 days and each quarter consists of 90 days. The term **"Adjusted Liquidation Value"** is defined in Section 3(a). The term **"Business Day"** is defined in Section 3(b).

(b) Dividends shall commence accruing cumulatively on outstanding shares of the Series I Preferred Stock from the date of the first issuance of such shares of Series I Preferred Stock to and including the date on which the Redemption Price (as defined in Section 9(a) below) of such shares is paid, whether or not such dividends have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of such dividends. For purposes of this Section 2, the date on which the Corporation has first issued any shares of Series I Preferred Stock is its date of issuance, regardless of the number of times a transfer of such share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates that

may be issued to evidence such shares (whether by reason of transfer of such shares or for any other reason). Dividends payable on each Quarterly Dividend Payment Date shall be dividends accrued and unpaid through the last Business Day (as defined in Section 3(b) below). The Board of Directors may fix a record date for the determination of holders of shares of Series I Preferred Stock entitled to receive payment of a dividend or distribution declared thereon other than a quarterly dividend paid on the Quarterly Dividend Payment Date immediately after such dividend.

(c) So long as any shares of the Series I Preferred Stock are outstanding, the Corporation will not make, directly or indirectly, any distribution (as such term is defined in the Nevada Revised Statutes) in respect of Junior Securities unless, on the date specified for measuring such distribution, (i) all accrued dividends on the Series I Preferred Stock for all past quarterly dividend periods have been paid in full and the full amount of accrued dividends for the then current quarterly dividend period has been paid or declared and a sum sufficient for the payment thereof set apart and (ii) after giving effect to such distribution (A) the Corporation would not be rendered unable to pay its debts as they become due in the usual course of business and (B) the Corporation's total assets would not be less than the sum of its total liabilities plus the amount that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of the holders of the Series I Preferred Stock as provided in this Certificate of Designation. Dividends shall not be paid (in full or in part) or declared and set apart for payment (in full or in part) on any series of Preferred Stock (including the Series I Preferred Stock) for any dividend period unless all dividends, in the case dividends are being paid in full on the Series I Preferred Stock, or a ratable portion of all dividends (*i.e.*, so that the amount paid on each share of series of Preferred Stock as a percentage of total accrued and unpaid dividends for all periods with respect to each such share is equal), in the case dividends are not being paid in full on the Series I Preferred Stock, have been or are, contemporaneously, paid and declared and set apart for payment on all outstanding series of Preferred Stock (including the Series I Preferred Stock) entitled thereto for each dividend period terminating on the same or earlier date. If at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Series I Preferred Stock, such payment will be distributed ratably among the then holders of Series I Preferred Stock so that an equal amount is paid with respect to each outstanding share.

Section 3. Conversion Rights.

(a) The Series I Preferred Stock may be converted at any time and from time to time in whole or in part commencing on the first Business Day after June 30, 2021, at the option of the holders thereof, in accordance with subsection (d) below at the "Conversion Price" (as defined in subsection (b) below) into fully paid and non-assessable shares of Common Stock of the Corporation by dividing (i) the Adjusted Liquidation Value (defined below) for such shares of Series I Preferred Stock as of the date of conversion by (ii) the Conversion Price; provided, however, that (1) as to any shares of Series I Preferred Stock which shall have been called for redemption pursuant to Section 9, the right of conversion shall terminate upon receipt by the holder of the notice of redemption from the Corporation and (2) on the earlier of (A) the commencement of any liquidation, dissolution or winding

up of the Corporation by the filing with the Secretary of State of the State of Nevada or with a federal bankruptcy court or (B) the adoption by the stockholders of the Corporation of any resolution authorizing the commencement thereof, the right of conversion shall terminate at the close of business on the second full Business Day prior to the date fixed for redemption. The term "Adjusted Liquidation Value" shall mean Liquidation Value (as defined in Section 6) plus all accrued and unpaid dividends through the applicable date. Notwithstanding anything to the contrary herein provided, the Corporation may elect to redeem the shares of Series I Preferred Stock sought to be converted, pursuant to Section 9 hereunder, instead of issuing shares of Common Stock in replacement thereof in accordance with the provisions of Section 3(d) below.

(b) For purposes of this Section 3, the term **"Conversion Price"** shall be and mean the amount obtained (rounded upward to the next highest cent) by multiplying (i) 0.9 by (ii) the simple average of the daily closing price of the Common Stock for the twenty (20) Business Days ending on the last Business Day of the calendar week immediately preceding the date of conversion on the Principal Stock Exchange on which such Common Stock is then listed or admitted to trading as determined by the Corporation (the "**Principal Stock Exchange**") or, if the Common Stock is not then listed or admitted to trading on a Principal Stock Exchange, the average of the last reported closing bid and asked prices on such days in over-the-counter market or, if no such prices are available, the fair market value per share of Common Stock, as determined by the Board of Directors of the Corporation in its sole discretion; provided, however, the Conversion Price shall not be less than $4 (*i.e.*, 250 Common Shares per $1,000 Liquidation Value). The Conversion Price shall not be subject to any adjustment as a result of the issuance of any additional shares of Common Stock by the Corporation for any purpose, except for stock splits (whether accomplished by stock dividends or otherwise) or reverse stock splits occurring during the twenty (20) Business Days referenced in the calculation of the Conversion Price. For purposes of calculating the Conversion Price, the term "**Business Day**" shall mean a day on which the exchange looked to for purposes of determining the Conversion Price is open for business, or, if no such exchange, the term "Business Day" shall have the meaning given such term in Section 3(d) below.

(c) Upon any conversion, fractional shares of Common Stock shall not be issued but any fractions shall be adjusted by the delivery of one additional share of Common Stock in lieu of any cash. Any accrued but unpaid dividends shall be convertible into shares of Common Stock as provided for in this Section. The Corporation shall pay all issue taxes, if any, incurred in respect to the issuance of Common Stock on conversion, provided, however, that the Corporation shall not be required to pay any transfer or other taxes incurred by reason of the issuance of such Common Stock in names other than those in which the Series I Preferred Stock surrendered for conversion may stand, nor any taxes measured by income of the holder thereof or by virtue of such conversion.

(d) Any conversion of Series I Preferred Stock into Common Stock shall be made by the surrender to the Corporation, at the office of the Corporation set forth in Section 12 hereof or at the office of the transfer agent for such shares, of the certificate or certificates representing the Series I Preferred Stock to be converted, duly endorsed or assigned (unless

such endorsement or assignment is waived by the Corporation), together with a written request for conversion. The Corporation shall either (i) issue as of the date of receipt by the Corporation of such surrender shares of Common Stock calculated as provided above and evidenced by a stock certificate delivered to the holder as soon as practicable after the date of such surrender, or (ii) within two (2) Business Days (unless otherwise provided, "**Business Day**" herein shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in Dallas, Texas are authorized or obligated by law or executive order to remain closed) after the date of such surrender advise the holder of Series I Preferred Stock that the Corporation is exercising its option to redeem the Series I Preferred Stock pursuant to Section 9, in which case the Corporation shall have thirty (30) days from the date of such surrender to pay to the holder cash in an amount equal to the Conversion Price for each share of Series I Preferred Stock so redeemed. The date of surrender of any Series I Preferred Stock shall be the date of receipt by the Corporation or its agent of such surrendered shares of Series I Preferred Stock.

(e) A number of authorized shares of Common Stock sufficient to provide for the conversion of the Series I Preferred Stock outstanding upon the basis hereinbefore provided shall at all times be reserved for such conversion. If the Corporation shall propose to issue any securities or to make any change in its capital structure which would change the number of shares of Common Stock into which each share of Series I Preferred Stock shall be convertible as herein provided, the Corporation shall at the same time also make proper provision so that thereafter there shall be a sufficient number of shares of Common Stock authorized and reserved for conversion of the outstanding Series I Preferred Stock on the new basis.

(f) The term "**Common Stock**" shall mean stock of the class designated as Common Stock of the Corporation on the date the Series I Preferred Stock is created or stock of ay class or classes resulting from any reclassification or reclassification thereof, the right of which to share in distributions of both earnings and assets is without limitation in the (as the case may be) Restated Articles of Incorporation, as amended, of the Corporation as to any fixed amount or percentage and which are not subject to redemption; provided, that if at any time there shall be more than one such resulting class, the shares of each such class then issuable on conversion of the Series I Preferred Stock shall be substantially in the proportion which the total number of shares of stock on each such class resulting from all such reclassifications bears to the total number of shares of stock of all such classes resulting from all such reclassifications.

(g) In case the Corporation shall propose at any time before all shares of the Series I Preferred Stock have been redeemed by or converted into Common Stock of the Corporation:

(i) to pay any dividend on the Common Stock outstanding payable in Common Stock or make any other distribution, rather than cash dividends to the holders of the Common Stock outstanding; or

(ii) to offer for subscription to the holders of the Common Stock outstanding any additional shares of any class or any other rights or option; or

(iii) to effect any re-classification or recapitalization of the Common Stock outstanding involving a change in the Common Stock, other than a subdivision or combination of the Common Stock outstanding; or

(iv) to merge or consolidate with or into any other corporation (unless the Corporation is the surviving entity and holders of Common Stock continue to hold such Common Stock without modification and without receipt of any additional consideration), or to sell, lease, or convey all or substantially all its property or business, or to liquidate, dissolve or wind up;

then, in each such case, the Corporation shall mail to the holders of record of each of the shares of Series I Preferred Stock at their last known addresses as shown by the Corporation's records a statement, signed by an officer of the Corporation, with respect to the proposed action, such statement to be so mailed at least thirty (30) days prior to the date of the taking of such action or the record date for holders of the Common Stock for the purposes thereof, whichever is earlier. If such statement relates to any proposed action referred to in clauses (iii) or (iv) of this subsection (g), it shall set forth such facts with respect thereto as shall reasonably be necessary to inform the holders of Series I Preferred Stock as to the effect of such action upon the conversion rights of such holders.

Section 4. Voting Rights and Powers. The holders of Series I Preferred Stock shall have only the following voting rights:

(a) Except as may otherwise be specifically required by law under Section 78.350 of the Nevada Revised Statutes or otherwise provided herein, the holders of the shares of Series I Preferred Stock shall not have the right to vote such stock, directly or indirectly, at any meeting of the stockholders of the Corporation, and such shares of stock shall not be counted in determining the total number of outstanding shares to constitute a quorum at any meeting of stockholders.

(b) In the event that, under the circumstances, the holders of the Series I Preferred Stock are required by law to vote upon any matter, the approval of such series shall be deemed to have been obtained only upon the affirmative vote of the holders of a majority of the shares of the Series I Preferred Stock then outstanding.

(c) Except as set forth herein, or as otherwise provided by the Articles of Incorporation, as amended, or by law, holders of the Series I Preferred Stock shall have no voting rights and their consent shall not be required for the taking of any corporation action.

(d) Notwithstanding anything herein to the contrary, if and whenever at any time or times all or any portion of the dividends on Series I Preferred Stock for any ten quarterly dividends, whether or not consecutive, shall be in arrears and unpaid, then and in any such event, the number of directors constituting the Board of Directors shall be increased by two,

and the holders Series I Preferred Stock, voting separately as a class, shall be entitled at the next annual meeting of stockholders, or at a special meeting of holders of Series I Preferred Stock called as hereinafter provided, to elect two directors to fill such newly-created directorships. Each holder shall be entitled to one vote in such election for each share of Series I Preferred Stock held. At such time as all arrearages in dividends on the Series I Preferred Stock shall have been paid in full and dividends thereon for the current quarterly period shall have been paid or declared and a sum sufficient for the payment thereof set aside, then (i) the voting rights of holders of Series I Preferred Stock described in this subsection (d) shall cease (always subject to revesting of such voting rights in the event of each and every similar future arrearages in quarterly dividends), (ii) the term of the directors then in office as a result of the voting rights described in this subsection (d) shall terminate, and (iii) the number of directors shall be reduced by the number of directors then in office elected pursuant to this subsection (d). A vacancy in the class of directors elected pursuant to this subsection (d) shall be filled by a director chosen by the remaining directors of the class, unless such vacancy is filled pursuant to the final sentence of subsection (g) of this Section 4.

(e) At any time when the voting right described in subsection (d) of this Section 4 shall have vested and shall remain in the holders of Series I Preferred Stock, such voting right may be initially exercised, either at a special meeting of holders of Series I Preferred Stock or any annual or special stockholders' meeting called for the purpose of electing directors, but thereafter, it shall be exercised only at annual stockholders' meetings. If such voting right shall not already have been initially exercised, the Secretary of the Corporation may, and upon the written request of the holders of record of at least 10% of the shares of Series I Preferred Stock then outstanding shall, call a special meeting of the holders of Series I Preferred Stock for the purpose of electing two directors pursuant to subsection (d) of this Section 4, and notice thereof shall be given to the holders of Series I Preferred Stock in the same manner as that required to be given to holders of the Common Stock for the annual meeting of stockholders. Such meeting shall be held at the earliest practicable date upon the notice required for special meetings of stockholders of the Corporation, or, if none, at a time and place designated by the Secretary of the Corporation.

(f) At any meeting held for the purpose of electing directors at which the holders of Series I Preferred Stock shall have the right to elect directors as provided in subsection (d) of this Section 4, the presence in person or by proxy of the holders of at least 35% of the then outstanding shares of Series I Preferred Stock shall be required and be sufficient to constitute a quorum of Series I Preferred Stock for the election of directors by Series I Preferred Stock, and the vote of the holders of a majority of such shares so present in person or by proxy at any such meeting at which there shall be a quorum shall be required and be sufficient to elect the members of the Board of Directors which the holders of Series I Preferred Stock are entitled to elect as herein above provided. At any such meeting or adjournment thereof, (i) the absence of a quorum of the holders of Series I Preferred Stock shall not prevent the election of directors other than the directors to be elected by the holders of Series I Preferred Stock, and (ii) in the case of holders of Series I Preferred Stock entitled to vote for the election of directors, a majority of the holders present in person or by proxy of such class, if constituting less than a quorum as hereinabove provided, shall have the power to adjourn

the meeting for election of the directors that the holders of such class are entitled to elect, from time to time, until a quorum shall be present, and notice of such adjourned meeting need not be given unless otherwise required by law, provided that nothing herein shall affect the conduct of the meeting with respect to stockholders of any other class.

(g) Any director who shall have been elected or appointed pursuant to subsection (d) of Section 4 shall hold office for a term expiring (subject to the earlier termination of the default quarterly dividends) at the next annual meeting of stockholders, and during such term may be removed at any time, either with or without cause, only by the affirmative vote of the holders of record of a majority of the shares of Series I Preferred Stock then outstanding at a special meeting of such stockholders called for such purpose. Any vacancy created by such removal may also be filled at such meeting.

(h) So long as any shares of Series I Preferred Stock remain outstanding, the Corporation shall not, without the vote or written consent by the holders of record of two-thirds (⅔) of the outstanding shares of Series I Preferred Stock, further amend its articles of incorporation, or Bylaws if such amendment would materially alter or change the existing terms of the Series I Preferred Stock.

Section 5. Reacquired Shares. Any shares of Series I Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever or surrendered for conversion hereunder shall no longer be deemed to be outstanding and all rights with respect to such shares of stock, including the right, if any, to receive notices and to vote, shall forthwith cease except, in the case of stock surrendered for conversion hereunder, rights of the holders thereof to receive Common Stock in exchange therefor. All shares of Series I Preferred Stock obtained by the Corporation shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Articles of Incorporation, as amended, or in any certificates of designations creating a series of Preferred Stock or any similar stock or as otherwise required by law.

Section 6. Liquidation, Dissolution or Winding Up. The Liquidation Value of the Series I Preferred Stock shall be $1,000 per share. Upon any liquidation, dissolution or winding up of the Corporation, and after paying and providing for the payment of all creditors of the Corporation, the holders of shares of the Series I Preferred Stock then outstanding shall be entitled, before any distribution or payment is made upon any "**Junior Securities**" (defined to be and mean the Common Stock and any other equity security of any kind which the Corporation at any time has issued, issues or is authorized to issue if the Series I Preferred Stock has priority over such securities as to dividends or upon liquidation, dissolution or winding up), to receive a liquidation preference in an amount in cash equal to the Adjusted Liquidation Value as of the date of such payment, whether such liquidation is voluntary or involuntary, and the holders of the Series I Preferred Stock shall not be entitled to any other or further distributions of the assets. If, upon any liquidation, dissolution or winding up of the affairs of the Corporation, the net assets available for distribution shall be insufficient to permit payment to the holders of all outstanding shares of all series of Preferred Stock of the amount to which they respectively shall be entitled, then the assets of the Corporation to be distributed to such holders will be distributed ratably among them based upon the amounts payable

on the shares of each such series of Preferred Stock in the event of voluntary or involuntary liquidation, dissolution or winding up, as the case may be, in proportion to the full preferential amounts, together with any and all arrearages to which they are respectively entitled. Upon any such liquidation, dissolution or winding up of the Corporation, after the holders of preferred Stock have been paid in full the amounts to which they are entitled, the remaining assets of the Corporation may be distributed to holders of Junior Securities, including Common Stock, of the Corporation. The Corporation will mail written notice of such liquidation, dissolution or winding up, not less than twenty (20) nor more than fifty (50) days prior to the payment date stated therein to each record holder of Series I Preferred Stock. Neither the consolidation nor merger of the Corporation into or with any other corporation or corporations, nor the sale or transfer by the Corporation of less than all or substantially all of its assets, nor a reduction in the capital stock of the Corporation, nor the purchase or redemption by the Corporation of any shares of its Preferred Stock or Common Stock or any other class of its stock will be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 6.

Section 7. Ranking. Except as provided in the following sentence, the Series I Preferred Stock shall rank on a parity as to dividends and upon liquidation, dissolution or winding up with all other shares of Preferred Stock issued by the Corporation. The Corporation shall not issue any shares of Preferred Stock of any series which are superior to the Series I Preferred Stock as to dividends or rights upon liquidation, dissolution or winding up of the Corporation as long as any shares of the Series I Preferred Stock are issued and outstanding, without the prior written consent of the holders of at least a majority of such shares of Series I Preferred Stock then outstanding voting separately as a class.

Section 8. Redemption at the Option of the Holder. Even though the Corporation is not required to maintain any "Sinking Fund" [see Section 10 below], the Corporation shall, at any time following the third anniversary date of the date of issuance thereof, upon the request of any holder of the Series I Preferred Stock and from time to time thereafter, mandatorily redeem any or all of the Series I Preferred Stock then outstanding within thirty (30) calendar days after the date of receipt of written notice from the holder thereof, at the Adjusted Redemption Price set forth below, on the date specified by such written notice from such holder, which shall not be less than thirty (30) calendar days after receipt by the Corporation of such written notice nor more than ninety (90) calendar days after the date specified in such written notice. Whether mailed, personally delivered or delivered by electronic transmission, such written notice from the holder shall only be effective upon receipt by the Corporation of such written notice. Such written notice shall set forth (a) the number of shares to be so redeemed, (b) the date preferred for redemption by the holder thereof, (c) the applicable Adjusted Redemption Price, and (d) the place at which the holder(s) desires to receive payment of the applicable Adjusted Redemption Price upon surrender of the applicable certificate(s). A holder may request less than all shares of Series I Preferred Stock held by such holder to be mandatorily redeemed, but unless the Corporation consents in writing thereto, a holder may not request less than 1,000 shares to be so redeemed unless it is all of the shares of Series I Preferred Stock held by such holder. The Adjusted Redemption Price shall be an amount equal to, on a per share basis, (a) the "Liquidation Value" (as defined in paragraph 6 above) of $1,000 per share, plus (b) the amount of all accrued but unpaid dividends thereon to the actual date of redemption, which shall include all cumulative dividends and arrears and also the proportionate part of the dividend accrued since the last Dividend Reference Date preceding such date of redemption, and whether or not earned or

declared, without interest, plus (c) a premium per share of $5 per share until June 30, 2026, at which time the premium per share shall be reduced to zero. In the event the Corporation has received a written notice of holder optional mandatory redemption from the holder of Series I Preferred Stock as required and the Corporation does not or cannot fulfill its obligations by so redeeming such shares, the applicable holder shall continue to have all rights available at law or in equity to require such redemption, and in the event the Corporation avails itself of a formal proceeding under Title 11, United States Code, such holder and the amount of the Adjusted Redemption Price shall be entitled to treatment as a general unsecured creditor in any such proceeding for the full amount of all shares covered by the original written notice and all remaining shares held by such holder.

Section 9. Redemption at the Option of the Corporation.

(a) In addition to the redemption right of the Corporation set forth in Section 3(a), above, the Corporation shall have the right to redeem all or a portion of the Series I Preferred Stock issued and outstanding at any time and from time to time, at its option, for cash. The redemption price of the Series I Preferred Stock pursuant to this Section 9 shall be an amount per share equal to 100% of the Adjusted Liquidation Value as of the Redemption Date (the "**Redemption Price**").

(b) The Corporation may redeem all or a portion of any holder's shares of Series I Preferred Stock by giving such holder not less than twenty (20) days' nor more than thirty (30) days' notice thereof prior to the date on which the Corporation desires such shares to be redeemed, which date shall be a Business Day (the "**Redemption Date**"). Such notice shall be written and shall be hand delivered or mailed, postage prepaid, to the holder (the "**Redemption Notice**"). If mailed, such notice shall be deemed to be delivered when deposited in the United States Mail, postage prepared, addressed to the holder of shares of Series I Preferred Stock at his address as it appears on the stock transfer records of the Corporation. The right of the Corporation to redeem shares of Series I Preferred Stock shall remain effective notwithstanding prior receipt by the Corporation of notice by any holder of Series I Preferred Stock of such holder's intent to convert shares of Series I Preferred Stock in accordance with Section 3 above, provided that the Redemption Notice is given on or prior to the second Business Day following the date of surrender of shares made to convert said shares to Common Stock. The Redemption Notice shall state (i) the total number of shares of Series I Preferred Stock held by such holder; (ii) the total number of shares of the holder's Series I Preferred Stock that the Corporation intends to redeem; (iii) the Redemption Date and the Redemption Price; and (iv) the place at which the holder(s) may obtain payment of the applicable Redemption Price upon surrender of the share certificate(s).

(c) If fewer than all shares of the Series I Preferred Stock at any time outstanding shall be called for redemption, such shares shall be redeemed pro rata, by lot drawn or other manner deemed fair in the sole discretion of the Board of Directors to redeem one or more such shares without redeeming all such shares of Series I Preferred Stock. If a Redemption Notice shall have been so mailed, at least two Business Days prior to the Redemption Date the Corporation shall provide for payment of a sum sufficient to redeem the applicable number of shares of Series I Preferred Stock subject to redemption either by (i) setting aside the sum required to be paid as the Redemption Price by the Corporation, separate and apart

from its other funds, in trust for the account of the holder(s) of the shares of Series I Preferred Stock to be redeemed or (ii) depositing such sum in a bank or trust company (either located in the state where the principal executive office of the Corporation is maintained, such bank or trust company having a combined surplus of at least $20,000,000 according to its latest statement of condition, or such other bank or trust company as may be permitted by the Articles of Incorporation, or by law) as a trust fund, with irrevocable instructions and authority to the bank or trust company to give or complete the notice of redemption and to pay, on or after the Redemption Date, the applicable Redemption Price on surrender of certificates evidencing the share(s) of Series I Preferred Stock so called for redemption and, in either event, from and after the Redemption Date (v) the share(s) of Series I Preferred Stock shall be deemed to be redeemed, (w) such setting aside or deposit shall be deemed to constitute full payment for such share(s), (x) such share(s) so redeemed shall no longer be deemed to be outstanding, (y) the holder(s) thereof shall cease to be a stockholder of the Corporation with respect to such share(s), and (z) such holder(s) shall have no rights with respect thereto except the right to receive the Redemption Price for the applicable shares. Any interest on the funds so deposited shall be paid to the Corporation. Any and all such redemption deposits shall be irrevocable except to the following extent: any funds so deposited which shall not be required for the redemption of any shares of Series I Preferred Stock because of any prior sale or purchase by the Corporation other than through the redemption process, subsequent to the date of deposit but prior to the Redemption Date, shall be repaid to the Corporation forthwith and any balance of the funds so deposited and unclaimed by the holder(s) of any shares of Series I Preferred Stock entitled thereto at the expiration of one calendar year from the Redemption Date shall be repaid to the Corporation upon its request or demand therefor, and after any such repayment of the holder(s) of the share(s) so called for redemption shall look only to the Corporation for payment of the Redemption Price thereof. All shares of Series I Preferred Stock redeemed shall be canceled and retired and no shares shall be issued in place thereof, but shares shall be restored to the status of authorized but unissued shares of Preferred Stock.

(d) Holders whose shares of Series I Preferred Stock have been redeemed hereunder shall surrender the certificate or certificates representing such shares, duly endorsed or assigned (unless such endorsement or assignment be waived by the Corporation), to the Corporation by mail, courier or personal delivery at the Corporation's principal executive office or other location so designated in the Redemption Notice, and upon the Redemption Date the Redemption Price shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event fewer than all of the shares represented by such certificates are redeemed, a new certificate shall be issued representing the unredeemed shares.

Section 10. Sinking Fund. The Corporation shall not be required to maintain any so-called "sinking fund" for the retirement on any basis of the Series I Preferred Stock.

Section 11. Fractional Shares The Series I Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise

voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of shares of Series I Preferred Stock.

Section 12. Notice. Any notice or request made to the Corporation in connection with the Series I Preferred Stock shall be given and shall conclusively be deemed to have been given and received three Business Days following deposit thereof in writing, in the U.S. mail, certified mail, return receipt requested, duly stamped and addressed to the Corporation, to the attention of its General Counsel, at its principal executive offices [which shall be deemed to be the address most recently provided to the Securities and Exchange Commission ("**SEC**") as its principal executive offices for so long as the Corporation is required to (or voluntarily does) file reports with the SEC] or, if the Corporation no longer files reports with the SEC, at the address of the registered agent listed in the State of Nevada with the Secretary of State of Nevada.